UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  ___)

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☐           Preliminary proxy statement.
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☒           Definitive Proxy Statement.
☐           Definitive Additional Materials.
☐           Soliciting Material Pursuant to Rule 14a-12.

Commission File No.  001-33999

NORTHERN OIL AND GAS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3)
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315 Manitoba Ave. ● Suite 200
Wayzata, Minnesota 55391

April 24, 2012

Dear Shareholder:

We are pleased to invite you to attend the 2012 Annual Meeting of Shareholders of Northern Oil and Gas, Inc., to be held on May 30, 2012 at the Graves 601 Hotel, 601 1st Avenue North, Minneapolis, Minnesota 55403, commencing at 10:00 a.m. local time.

The formal notice of the meeting and proxy statement follows this cover letter.  Enclosed with this proxy statement are your proxy card, a return envelope and a copy of our Annual Report on Form 10-K, for the year ended December 31, 2011.

We hope you are able to attend the meeting.

Thank you.

Northern Oil and Gas, Inc.
/s/ Michael L. Reger
     Michael L. Reger
     Chairman and Chief Executive Officer

NORTHERN OIL AND GAS, INC.
315 Manitoba Ave. ● Suite 200
Wayzata, Minnesota 55391

___________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 30, 2012
___________________________

To the Shareholders of Northern Oil and Gas, Inc.:

Notice is hereby given that the 2012 Annual Meeting of Shareholders of Northern Oil and Gas, Inc., a Minnesota corporation, will be held on May 30, 2012, at the Graves 601 Hotel, 601 1st Avenue North, Minneapolis, Minnesota 55403, commencing at 10:00 a.m. local time, for the following purposes:

1.	To elect seven directors to serve until the Annual Meeting of Shareholders in 2013;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

3.	To approve, by a non-binding advisory vote, the compensation paid to our named executive officers.

Only shareholders of record at the close of business on April 2, 2012, are entitled to notice of, and to vote at, the 2012 Annual Meeting of Shareholders or any adjournment(s) or postponement(s) thereof.

You are invited and urged to attend the meeting in person.  Whether or not you are able to attend the meeting in person, we urge you to vote your shares as promptly as possible.  If you attend the meeting, you may vote your shares in person if you wish, whether or not you submitted a proxy prior to the meeting.

By Order of the Board of Directors
/s/ Michael L. Reger
     Michael L. Reger
     Chairman and Chief Executive Officer

Wayzata, Minnesota
April 24, 2012

i

NORTHERN OIL AND GAS, INC.
315 Manitoba Ave. ● Suite 200
Wayzata, Minnesota 55391

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 30, 2012

THE ANNUAL MEETING

We are furnishing you this proxy statement in connection with the solicitation of proxies by our board of directors in connection with the Annual Meeting of Shareholders of Northern Oil and Gas, Inc. to be held on May 30, 2012, at the Graves 601 Hotel, 601 1st Avenue North, Minneapolis, Minnesota 55403, commencing at 10:00 a.m. local time.  No cameras or recording equipment will be permitted at the meeting.

Definitive copies of this proxy statement and related proxy card are first being sent on or about April 25, 2012 to all shareholders of record at the close of business on April 2, 2012 (the “record date”).  On the record date there were 63,479,352 shares of our common stock outstanding and entitled to vote at the meeting, which were held by approximately 387 holders of record.

Quorum; Abstentions; Broker Non-Votes

A quorum is necessary to hold a valid meeting.  The attendance by proxy or in person of holders of one-half of the total voting power of the outstanding shares of our company’s common stock entitled to vote, represented in person or by proxy, is required to constitute a quorum to hold the meeting.  Abstentions and broker non-votes are counted as present for establishing a quorum, but are not counted towards approval of the proposal to which such abstention or non-vote relates.  A broker “non-vote” occurs when shares are held by a broker and (i) the broker does not have discretionary authority to vote on a particular matter and (ii) the broker has not received voting instructions from its customer.

If a properly executed proxy is returned and the shareholder has not indicated how the shares are to be voted at the meeting, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and will be voted in favor of each proposal presented at the meeting.  If a properly executed proxy is returned and the shareholder has withheld authority to vote for one or more nominees or voted against or abstained from voting on the ratification of our independent reregistered public accountants, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter.

VOTING INSTRUCTIONS

You are entitled to one vote for each share of common stock that you own as of the close of business on the record date.  Please carefully read the instructions below on how to vote your shares.  Because the instructions vary depending on how you hold your shares, it is important that you follow the instructions that apply to your particular situation.

If Your Shares are Held in Your Name

Voting by proxy.  Even if you plan to attend the meeting, please execute the proxy promptly by signing, dating and returning the enclosed proxy card by mail in the return envelope provided.

Voting in person at the meeting.  If you plan to attend the meeting, you can vote in person.  In order to vote at the meeting, you will need to bring your share certificates or other evidence of your share ownership with you to the meeting.

Revoking your proxy.  As long as your shares are registered in your name, you may revoke your proxy at any time before it is exercised at the meeting.  There are several ways you can do this:

▪	by filing a written notice of revocation with our corporate secretary prior to commencement of the meeting;

▪	by submitting another proper proxy with a more recent date than that of the proxy first given by signing, dating and returning a proxy card to our company by mail; or

▪	by attending the meeting and voting in person.

If Your Shares are Held in “Street Name”

Voting by proxy.  If your shares are registered in the name of your broker or nominee, you will receive instructions from such broker or nominee (i.e. the “holder of record”) that you must follow in order for your shares to be voted.

Voting in person at the meeting.  If you plan to attend the meeting and vote in person, you should contact your broker or nominee to obtain a broker’s proxy card and bring it and your account statement or other evidence of your share ownership with you to the meeting.

Revoking your proxy.  If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

Voting Rules

By giving us your proxy, you authorize the individuals named on the proxy card to vote your shares in the manner you indicate at the meeting or any adjournments thereof.  Shares represented by a proxy properly submitted prior to the meeting will be voted at the meeting in the manner specified on such proxy.  If you return your proxy but do not specify how you want to vote your shares at the meeting, your shares will be voted in accordance with the recommendation of our board of directors on each proposal.

Voting List

Our bylaws require that we make available for inspection by any shareholder, at least ten days before each meeting of the shareholders, a complete list of the shareholders entitled to vote at such meeting or any adjournment thereof, for a period of ten days prior to such meeting and during the whole time of the meeting.

Such list will be available for inspection during normal business hours by appropriate parties at our principal executive offices located at 315 Manitoba Ave., Suite 200, Wayzata, Minnesota 55391.  If you would like to review such list, please contact Investor Relations in advance via telephone at (952) 476-9800 or by mail to Northern Oil and Gas, Inc., 315 Manitoba Ave., Suite 200, Wayzata, Minnesota 55391, Attention: Investor Relations.

Tabulating the Vote

Wells Fargo Shareowner Services, our transfer agent, will tabulate votes in preparation for the meeting and will act as inspector of election at the meeting.  All votes received prior to the meeting date will be tabulated by our transfer agent, who will separately tabulate affirmative votes, abstentions and broker non-votes.  All votes cast at the meeting will be tabulated by our transfer agent, who will separately tabulate affirmative votes, abstentions and broker non-votes.

Other Information

We will bear the cost of soliciting proxies.  In addition to this notice by mail, we request and encourage brokers, custodians, nominees and others to supply proxy materials to shareholders and we will reimburse them for their expenses.  Our officers and employees may, by letter, telephone, facsimile, electronic mail, or in person, make additional requests for the return of proxies, although we do not reimburse our own employees for soliciting proxies.  We expect to engage Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, to assist in the solicitation of proxies and provide related advice and informational support for a services fee and the reimbursement of customary disbursements that are not expected to exceed $14,000 in the aggregate.

Shareholders are not entitled to any dissenter’s or appraisal rights for any of the proposals set forth in this Proxy Statement.

CORPORATE GOVERNANCE

Our Board of Directors and Committees

Meetings and Attendance

Our board of directors held fourteen meetings in 2011, our audit committee held nine meetings in 2011, our compensation committee held four meetings in 2011 and our nominating committee held four meetings in 2011.  Each director attended at least 75% of the board of directors meetings held in 2011 and each member of the audit, compensation and nominating committees attended all of the applicable committee meetings held in 2011.

Board Committees

The board of directors has standing audit, compensation and nominating committees.  All three committees consist solely of independent directors.  The table below shows the current membership of the committees and identifies our independent directors.

Name	Audit Committee(1)	Compensation Committee(2)	Nominating Committee(3)	Independent Directors
Robert Grabb	✓			✓
Delos Cy Jamison			✓	✓
Jack King		✓	✓*	✓
Lisa Meier	✓*	✓*		✓*
Loren O’Toole			✓	✓
Michael Reger
Richard Weber	✓	✓		✓

___________________________

*	Denotes committee chairperson. Ms. Meier also serves as our lead independent director.
(1)	During 2011, and until March 12, 2012, the audit committee consisted of Ms. Meier (chair), Mr. Grabb and Mr. O’Toole.
(2)	During 2011, and until March 12, 2012, the compensation committee consisted of Ms. Meier (chair), Mr. Grabb and Mr. O’Toole.
(3)	During 2011, and until March 12, 2012, the nominating committee consisted of Mr. Grabb (chair), Mr. King and Mr. O’Toole.

We have adopted written charters for each of our committees.  Current copies of all committee charters appear on our website at http://www.northernoil.com/investor-relations/corporate-governance and are available in print upon written request to Northern Oil and Gas, Inc., 315 Manitoba Ave., Suite 200, Wayzata, Minnesota 55391, Attention: Corporate Secretary.

Audit Committee and Financial Expert

The audit committee’s primary function is to assist our board of directors in its general oversight of our company’s financial reporting, internal control and audit functions.  The audit committee’s main duties include recommending a firm of independent certified public accountants to audit the annual financial statements, reviewing the independent auditor’s independence, the financial statements and their audit report and reviewing management’s administration of the system of internal accounting controls.  Ms. Meier is an “audit committee financial expert” as defined in the applicable Securities and Exchange Commission (“SEC”) rules.  All of our current audit committee members and each member who served on the committee in 2011 are considered to be an “independent director” as defined in the NYSE Amex Company Guide.

To assist the audit committee in fulfilling its duties, our management provides the committee with information and reports as needed and requested.  Our audit committee also is provided access to our general counsel and the ability to retain outside legal counsel or other experts at its sole discretion if it deems such action to be necessary.

Compensation Committee

Our compensation committee charter authorizes our compensation committee to review and approve annual base salary and incentive compensation levels, employment agreements and benefits of the chief executive officer and other key executives, as well as equity-based compensation awarded to any employee.  The compensation committee charter provides that the committee may retain consultants and advisors to advise the committee on compensation issues requiring outside expertise.  The compensation committee may also consult with our audit committee and our independent auditors regarding an annual review of the expense accounts of executives and for the purpose of reviewing any calculations required under any company incentive compensation plans.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is a former or current officer or employee of our company or is an executive officer of another company where an executive officer of our company serves as a director.

Nominating Committee

Our nominating committee charter provides that persons nominated for election or appointment as directors shall be evaluated by the nominating committee in light of their education, reputation, experience, independence, leadership qualities, personal integrity and such other criteria as the nominating committee deems relevant.  The nominating committee does not have a specific policy as to considering diversity in identifying nominees for director, however seeking to build a board with diversity of experience and skills is one of the other criteria that the nominating committee may deem relevant in its evaluation.

Our nominating committee has adopted specific qualifications that they believe are necessary and appropriate for membership on our board of directors.  The nominating committee identifies and evaluates nominees through internal discussions with committee members, management and other board members.  The nominating committee meets annually to review board qualifications, assess whether our existing board members meet those qualifications and discuss whether any additional individuals should be nominated to serve on our board of directors.  Our nominating committee has not adopted procedures for considering candidates recommended by security holders, but our nominating committee charter provides that the nominating committee will develop policies and procedures for shareholders to nominate candidates for evaluation by the committee.  Our nominating committee intends to adopt those procedures if and when a shareholder nominates a candidate depending on the specific facts and circumstances of such nomination.

Our nominating committee charter provides that the nominating committee may retain consultants and advisors to assist it in the process of identifying and evaluating candidates.  The nominating committee may also seek advice from our regular counsel or retain separate counsel to assist it in the execution of its responsibilities.

Director Independence

Our board has determined each of Robert Grabb, Delos Cy Jamison, Jack King, Lisa Meier, Loren O’Toole and Richard Weber to be an “independent director” as defined in the NYSE Amex Company Guide.  In this regard, the board of directors has affirmatively determined that a majority of its members are independent directors.  There are no familial relationships between any of our directors and executive officers.

Board Leadership Structure and Role in Risk Oversight

Mr. Reger has been our chief executive officer and chairman of the board since March 2007.  We believe that Mr. Reger’s combined service in these roles creates unified leadership for the board and our company, with one cohesive vision for our organization.  This leadership structure, which is common among U.S.-based publicly traded companies, demonstrates to those with whom we do business, our employees and our shareholders that we are under strong leadership.  We believe the oversight provided by all of our board’s independent directors and the work of our board’s committees provides effective oversight of our strategic plans and operations.  In addition, during 2010 our board of directors appointed Ms. Meier to serve as our lead independent director to ensure proper oversight of the board by another independent director in addition to our chairman.  Our lead director acts as a liaison between the non-management directors and management, chairs the executive sessions of non-management directors and consults with the chairman on agendas for the board.  We believe having one person serve as chairman and chief executive officer combined with the additional enhanced oversight leadership provided by our lead independent director and our independent directors is consistent with the best interests of our company and our shareholders.

Our management is responsible for defining the various risks we face, formulating risk management policies and procedures and managing our risk exposure.  The board’s responsibility is to monitor our risk management processes by informing itself concerning our material risks and evaluating whether management has reasonable controls in place to address the material risks.  The audit committee of the board is primarily responsible for monitoring management’s responsibility in the area of risk oversight.  Accordingly, management regularly reports to our lead independent director and the audit committee on risk management.  The lead independent director and audit committee, in turn, report on the matters discussed at the committee level to the full board.  The audit committee and the full board focus on the material risks our company faces to assess whether management has reasonable controls in place to address these risks.  The board believes this division of responsibilities provides an effective and efficient approach for addressing risk management.

Shareholder Communications with Board Members

The board of directors has provided the following process for shareholders to send communications to the board and/or individual directors.  All communications from shareholders should be addressed to Northern Oil and Gas, Inc., 315 Manitoba Ave., Suite 200 in Wayzata, Minnesota 55391, Attention: Corporate Secretary. Communications to individual directors, including the Chairman of the Board, may also be made to such director at our address.  All communications sent to the chair of the audit committee or to any individual director will be received directly by such individuals and will not be screened or reviewed by any company personnel.  Any communications sent to the board of directors, or the non-management directors as a group, in the care of the Corporate Secretary will be reviewed by him to ensure that such communications relate to the business of our company before being reviewed by the board or the non-management directors, as applicable.

Code of Business Conduct and Ethics

The board of directors has adopted the Northern Oil and Gas, Inc. Code of Business Conduct and Ethics that applies to our directors and employees.  A current copy of our Code of Business Conduct and Ethics appear on our website at http://www.northernoil.com/investor-relations/corporate-governance and are available in print upon written request to Northern Oil and Gas, Inc., 315 Manitoba Ave., Suite 200, Wayzata, Minnesota 55391, Attention: Corporate Secretary.

Board Member Attendance at Annual Meetings

We encourage all of our directors to attend the annual meeting of shareholders.  We generally hold a board meeting coincident with the shareholders’ meeting to minimize director travel obligations and facilitate their attendance at the shareholders’ meeting.  Five of our directors attended our 2011 annual meeting of shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information, to the best of our knowledge, about the beneficial ownership of our common stock on April 16, 2012, held by those persons known to beneficially own more than 5% of our capital stock, by our directors and director nominees, by our named executive officers (as defined under “Executive Compensation” below) and by our directors and executive officers as a group.  The percentage of beneficial ownership for the following table is based on 63,507,352 shares of common stock outstanding as of April 16, 2012.

Beneficial ownership is determined in accordance with the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose.  Under these rules, beneficial ownership includes those shares of common stock over which the shareholder has sole or shared voting or investment power.  It also includes (unless footnoted) shares of common stock that the shareholder has a right to acquire within 60 days after April 16, 2012 through the exercise of any option or other right.  The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the SEC, that only the person or entity whose ownership is being reported has converted options into shares of our common stock.
Name(1)	Number of Shares		Percent of Common Stock(2)
Certain Beneficial Owners:
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	4,419,776	(3)	7.0%
FMR LLC 82 Devonshire Street Boston, MA 02109	4,779,708	(4)	7.5%
Neuberger Berman Group, LLC 605 3rd Avenue New York, NY 10158	3,885,582	(5)	6.1%
Munder Capital Mgt. 480 Pierce Street Birmingham, MI 48009	3,983,598	(6)	6.3%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	8,034,170	(7)	12.7%
Directors and Executive Officers:
Michael Reger	3,105,621	(8)	4.9%
Robert Grabb	111,738		*
Lisa Meier	85,963	(9)	*
Loren O’Toole	145,000	(10)	*
Delos Cy Jamison	8,000		*
Richard Weber	15,000		*
Jack King	118,749	(11)	*
Ryan Gilbertson	894,210		1.4%
James Sankovitz	274,417		*
Thomas Stoelk	10,000		*
Chad Winter	10,000		*
Directors and Executive Officers as a Group (11 persons)	4,778,698	(12)	7.5%

__________

*	Denotes less than 1% ownership.

(1)
As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).  The address of each member of management and each director is care of our company.

(2)	Figures are rounded to the nearest tenth of a percent.

(3)
The number of shares indicated is based on information reported to the SEC in a Schedule 13G filed by BlackRock, Inc. on February 9, 2012, and reflects beneficial ownership as of December 31, 2011.  BlackRock, Inc. has sole voting power with respect to 4,419,776 shares and sole dispositive power with respect to 4,419,776 shares.

(4)
The number of shares indicated is based on information reported to the SEC in an amended Schedule 13G filed by FMR LLC on February 14, 2012, and reflects beneficial ownership as of December 31, 2011.  FMR LLC has sole voting power with respect to 1,524,978 shares and sole dispositive power with respect to 4,779,708 shares.

Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 3,255,430 shares as a result of acting as investment adviser to various investment companies.

Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 3,255,430 shares owned by the Funds.  Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC.  The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares.  Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC.

Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees.  Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 76,220 shares as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies owning such shares.

Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole dispositive power over 76,220 shares and sole power to vote or to direct the voting of 76,220 shares of Common Stock owned by the institutional accounts or funds advised by PGALLC as reported above.

Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 1,359,458 shares as a result of its serving as investment manager of institutional accounts owning such shares.

Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 1,359,458 shares and sole power to vote or to direct the voting of 1,359,458 shares of Common Stock owned by the institutional accounts managed by PGATC as reported above.

FIL Limited (“FIL”), and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors.  FIL is the beneficial owner of 88,600 shares.

Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock.  While the percentage of total voting power represented by these shares may fluctuate as a result of changes in the total number of shares of FIL voting stock outstanding from time to time, it normally represents more than 25% and less than 50% of the total votes which may be cast by all holders of FIL voting stock.  FMR LLC and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals.

FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Securities Exchange Act of 1934 (the “1934 Act”) and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 promulgated under the 1934 Act.  Therefore, they are of the view that the shares held by the other corporation need not be aggregated for purposes of Section 13(d). However, FMR LLC is making this filing on a voluntary basis as if all of the shares are beneficially owned by FMR LLC and FIL on a joint basis.

(5)
The number of shares indicated is based on information reported to the SEC in a Schedule 13G filed by Neuberger Berman Group, LLC, on February 14, 2012, and reflects beneficial ownership as of December 31, 2011.  Neuberger Berman Group, LLC has shared voting power with respect to 3,453,722 shares and shared dispositive power with respect to 3,885,582 shares.  Neuberger Berman, LLC has shared voting power with respect to 3,453,722 shares and shared dispositive power with respect to 3,885,582 shares.  Neuberger Berman Management, LLC has shared voting power with respect to 3,340,649 shares and shared dispositive power with respect to 3,340,649 shares.

(6)
The number of shares indicated is based on information reported to the SEC in an amended Schedule 13G filed by Munder Capital Management on February 13, 2012, and reflects beneficial ownership as of December 31, 2011.  Munder Capital Management has sole voting power with respect to 3,417,169 shares and sole dispositive power with respect to 3,983,598 shares.

(7)
The number of shares indicated is based on information reported to the SEC in an amended Schedule 13G filed by T. Rowe Price Associates, Inc. on February 10, 2012, and reflects beneficial ownership as of December 31, 2011.  T. Rowe Price Associates, Inc. has sole voting power with respect to 1,942,370 shares and sole dispositive power with respect to 8,034,170 shares.  T. Rowe Price New Horizons Fund, Inc. has the sole voting power with respect to 3,234,000 shares and no sole dispositive power.

These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities.  For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities

(8)	Includes 1,000 shares held by Mr. Reger’s spouse.

(9)	Includes 65,963 shares subject to options held by Ms. Meier.

(10)	Includes 100,000 shares subject to options held by Mr. O’Toole.

(11)	Includes 89,500 shares subject to options held by Mr. King and 200 shares held by Mr. King’s daughter.

(12)
Consists of all shares held by directors and executive officers at April 16, 2012.  Includes 1,000 shares held by Mr. Reger’s spouse, 200 shares held by Mr. King’s daughter and an aggregate of 255,463 shares covered by options held by our directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Such officers, directors and shareholders are required by the SEC to furnish us with copies of all such reports.  To our knowledge, based solely on a review of copies of reports filed with the SEC during the last fiscal year, all applicable Section 16(a) filing requirements were met.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors represents the interests of our shareholders as a whole and is responsible for directing the management of the business and affairs of our company as provided by Minnesota law.  Directors are elected each year at the annual meeting by our shareholders.  We do not have a classified board of directors.  Seven directors will be elected at this year’s meeting.  Each director’s term will last until the 2013 Annual Meeting of Shareholders and until he or she is succeeded by another qualified director who has been elected.  All the nominees are currently directors of our company.  There are no familial relationships between any of our directors and executive officers.

Directors and Director Nominees

If a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the board of directors or the board may reduce the number of directors to be elected at the meeting.  Set forth below is information furnished with respect to each nominee for election as a director.

Name	Age	Position(s)
Michael Reger	35	Director, Chairman of the Board and Chief Executive Officer
Robert Grabb	60	Director
Delos Cy Jamison	62	Director
Jack King	59	Director
Lisa Meier	39	Director, Lead Independent Director
Loren O’Toole	81	Director
Richard Weber	48	Director

Mr. Reger was a founder of our predecessor, Northern Oil and Gas, Inc., and has served as Chairman of the Board and Chief Executive Officer of our company since March 2007 and has been primarily involved in the acquisition of oil and gas mineral rights for his entire career. Mr. Reger began working the oil and gas leasing business for his family’s company, Reger Oil, in 1992 and worked as an oil and gas landman for Reger Oil from 1992 until co-founding Northern in 2006.  Mr. Reger holds a B.A. in Finance and an M.B.A. in Finance/Management from the University of St. Thomas in St. Paul, Minnesota.  The Reger family has a history of acreage acquisition in the Williston Basin dating to 1952.

Mr. Grabb has served as a director since May 2007 and is a Registered Petroleum Geologist with 33 years of experience in the oil and gas industry.  Mr. Grabb provides both geological and industry expertise as it relates to our exploration prospects and drilling programs.  Mr. Grabb has worked as Senior Geologic Advisor for Samson Resources Company, a large privately held exploration and production company headquartered in Tulsa, Oklahoma, since March 2007 and previously served as a geologist for Newfield Exploration from April 2003 to March 2007.  He was an integral member of the Newfield Exploration Geologic Team that conceptualized and commercialized the resource plays that have driven Newfield’s growth.  Mr. Grabb holds B.S. and M.S. Degrees in geology from Montana State University.  Mr. Grabb is also a member of the American Association of Petroleum Geologists and the Society of Petroleum Engineers.

Mr. Jamison has served as a director since August 2011 and is the Chairman and Chief Executive Officer of the Jamison Group LLC, which advises private landowners regarding large land exchanges with the U.S. Federal Government.  Prior to founding the Jamison Group in 2009, Mr. Jamison served from 1994 to 2009 as a Partner in the firm of Jamison and Sullivan, Inc., a diversified consulting firm that specialized in advising start-up companies regarding business development matters, lobbying on behalf of local governments and educational institutions, and assisting companies with development of business opportunities in foreign countries. Mr. Jamison was appointed by President George H. W. Bush, and served from 1989 to 1993 as the National Director of the Bureau of Land Management, Department of the Interior.  Mr. Jamison also served from 1981 to 1993 as the Legislative Advisor of the Interior and Insular Affairs Committee (renamed the Natural Resources Committee), U.S. House of Representatives. Mr. Jamison holds a B.S. degree from Montana State University.

Mr. King has served as a director since May 2007 and has been employed since 1983 as a landman with Hancock Enterprises, an active independent oil and gas exploration and development company based in Billings, Montana.  Mr. King’s 30 years in industry management has primarily been focused on the Northern Rockies.  Throughout his career, Mr. King has managed several independent oil and gas companies.  Currently Mr. King serves on the Montana Board of Oil and Gas Conservation Commission, which is the oil and gas regulatory Board, appointed by the Governor.  Mr. King also serves as an active member on the Board of the Montana Petroleum Association, a nonprofit lobbying and education organization for the Montana oil and gas industry.  Mr. King holds a degree in Economics from the University of Montana.

Ms. Meier has served as a director since September 2007 and was appointed lead independent director of our company in November 2010.  Ms. Meier provides executive financial and accounting consulting services for mergers, acquisitions, bankruptcy reorganizations and raising capital with SolomonEdwardsGroup, LLC, a national CFO services firm.  Ms. Meier served as Chief Financial Officer and Treasurer of Platinum Energy Resources, Inc., a public independent oil and gas exploration and production company, from August 2008 to June 2009.  She served as Chief Financial Officer of Flotek Industries, Inc., a public oilfield service company, from April 2004 to August 2008.  Prior to joining Flotek, Ms. Meier worked in the energy audit practice of PricewaterhouseCoopers, LLP and worked for three Fortune 500 companies.  Ms. Meier served in various accounting, finance, SEC reporting and risk management positions.  Ms. Meier is a Certified Public Accountant.  Ms. Meier is a member of the American Institute of Certified Public Accountants, Financial Executives International and National Association of Corporate Directors. Ms. Meier holds B.B.A. and Masters of Accountancy degrees from the University of Texas.

Mr. O’Toole has served as a director since May 2007.  Mr. O’Toole founded the law firm of O’Toole and O’Toole, based in Plentywood, Montana, over 25 years ago and practices law in the oil and gas industry. Mr. O’Toole holds a B.A. from Gonzaga University and received his Juris Doctor from Georgetown University Law School.  The O’Toole law firm specializes in oil and gas matters throughout the Rocky Mountain Region.  Mr. O’Toole has over 50 years of experience in the oil and gas industry.

Mr. Weber has served as a director since August 2011 and serves as Chairman and Chief Executive Officer of PennEnergy Resources, LLC, a private equity backed independent oil and gas operator focused on the Marcellus Shale in Pennsylvania and West Virginia. Prior to co-founding PennEnergy in June 2011, he was President of Atlas Energy, Inc. from September 2009 to February 2011, President and Chief Operating Officer of Atlas Energy Resources, LLC from April 2006 to February 2011, and a director of Atlas Energy Resources, LLC (which was an NYSE-listed company) from December 2006 to September 2009. Atlas, which was sold to Chevron Corporation in 2011, operated more than 10,000 oil and gas wells in four different basins, including the Appalachian Basin. In addition, Atlas owned and controlled the general partner of Atlas Pipeline Partners, L.P., a mid-stream MLP having pipeline and natural gas processing assets in the Appalachian Basin and Mid-Continent region. Prior to joining Atlas, Mr. Weber spent 14 years at McDonald & Company Securities, Inc., subsequently acquired by KeyBanc Capital Markets, where he founded that firm’s Energy Group.  Mr. Weber holds a B.S. in Finance from Miami University (Ohio) and an M.B.A. from Tulane University.

Each nominee brings a unique set of skills to our board of directors.  The board of directors believes the nominees as a group have the experience and skills in areas such as the oil and gas industry, finance, risk management, marketing and corporate governance that are necessary to effectively oversee our company.  Set forth below are the conclusions reached by our board of directors as to why each nominee is qualified for service as a director of our company.

▪
Mr. Reger has been our chairman and chief executive officer since our inception and has worked in the oil and gas industry for more than 18 years.  Mr. Reger provides unique industry knowledge related to acquiring mineral leases and brings a deep relationship base with various oil and gas companies in the Williston Basin.

▪
Mr. Grabb is a Registered Petroleum geologist with 33 years of experience in the oil and gas industry. Mr. Grabb provides both geological and industry expertise as it relates to our exploration prospects and drilling programs.

▪	Mr. Jamison has extensive business and governmental experience in the areas of land management and mineral rights that brings a unique perspective to our board of directors.

▪
Mr. King has over 30 years of experience in the oil and gas industry.  Mr. King provides expertise in the areas of evaluating, acquiring and managing oil and gas interests, as well as our exploration prospects.

▪
Ms. Meier has extensive experience as a Chief Financial Officer and leader within various companies across the oil and gas industry.  Ms. Meier provides expertise in the areas of financial reporting, accounting, capital markets, internal controls and corporate governance.

▪	Mr. O’Toole has over 50 years of experience practicing law in the oil and gas industry. Mr. O’Toole advises us on various transactions and oil and gas legal matters.

▪	Mr. Weber has extensive experience in the oil and gas industry, and provides us with expertise in financial structuring, capital markets and risk management.

Required Vote

Election to our board of directors of each of the nominees named above requires the affirmative vote of a plurality of the voting power of the outstanding shares of our common stock present and entitled to vote on the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE FOR THE ELECTION OF ALL OF THE NOMINEES.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

On March 12, 2012, the audit committee of our board of directors appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2012.  A proposal to ratify that appointment will be presented to shareholders at the meeting.  If shareholders do not ratify such appointment, the committee will consider selection of another independent registered public accounting firm.

Mantyla McReynolds LLC (“MMR”) served as our independent registered public accounting firm for our 2007, 2008, 2009 and 2010 fiscal years.  On April 26, 2011, the audit committee of our board of directors dismissed MMR as our independent registered public accounting firm, effective upon MMR’s completion of the required review of our financial statements for the interim period ended March 31, 2011, and appointed Deloitte as our independent registered accounting firm for the fiscal year ended December 31, 2011.

Neither of MMR’s reports on the financial statements of our company for the fiscal years ended December 31, 2009 or December 31, 2010 contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principle, except for a statement regarding our election to change our method of accounting for accrued drilling costs in 2009, which appeared in MMR’s report dated March 8, 2010 with respect to our balance sheet as of December 31, 2009 and the related statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009.

During the fiscal years ended December 31, 2009 and 2010, and through our dismissal of MMR on April 26, 2011, there were no disagreements with MMR on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to MMR’s satisfaction, would have caused MMR to make reference to the subject matter in connection with its reports on our financial statements for such periods.  During the same periods, there was no reportable event of the type set forth in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended December 31, 2009 and 2010 and through April 26, 2011, our company did not consult with Deloitte with respect to any of the matters or reportable events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

In connection with preparation of our proxy statement for our 2011 annual meeting of shareholders, we provided MMR with a copy of the foregoing disclosure and requested that it furnish us with a letter addressed to the SEC stating whether it agrees with the above statements.  A copy of the letter from MMR was filed with the SEC under cover of a Current Report on Form 8-K on April 28, 2011.

Representatives of Deloitte are expected to be present at the meeting and they will have the opportunity to make a statement if they desire to do so.  In addition, they are expected to be available to respond to appropriate questions.

Registered Public Accountant Fees

Deloitte served as our independent registered public accounting firm for the year ended December 31, 2011, and MMR served as our independent registered public accounting firm for the year ended December 31, 2010.  Aggregate fees for professional services rendered by such firms for the years ended December 31, 2010 and December 31, 2011 were as follows:

	Fiscal Year Ended
	December 31, 2011		December 31, 2010
Audit Fees	$328,850		$178,640
Audit-Related Fees	63,492	(1)	59,950	(3)
Tax Fees	49,400	(2)	-
All Other Fees	-		-
Total	$441,742		$238,590
      ________________

(1)	Audit-related fees in 2011 consisted of fees relating to work performed in connection with comment letters received from regulators and accounting due diligence procedures on potential acquisitions.

(2)	Tax related fees in 2011 consisted of fees related to tax due diligence on potential acquisitions and related to analyzing potential net operating loss carryforward utilization limits.

(3)	Audit-related fees in 2010 consisted of fees relating to work performed in connection with registration statements including due diligence procedures and the issuance of comfort letters.

Audit fees were for professional services rendered for the audits of the financial statements, reviews of income tax provisions, audits of statutory financial statements, consents and the review of documents we filed with the SEC.  The percentage of hours spent by each of Deloitte and MMR on these services that were attributable to work performed by persons not employed by Deloitte or MMR, as applicable on a full-time permanent basis did not exceed 50%.

The audit committee of the board of directors has determined that the provision of services covered by the foregoing fees is compatible with maintaining the principal accountant’s independence.

Pre-Approval Policies and Procedures of Audit Committee

Our audit committee has adopted pre-approval policies and procedures to ensure the continued independence of our auditor. As a general rule, we will only engage our auditors for non-audit-related work if those services enhance and support the attest function of the audit or are an extension to the audit or audit-related services.

Our audit committee annually evaluates our auditors’ independence, professional capability and fees based on a variety of factors. The committee annually obtains from the auditor a formal written statement delineating all relationships between the auditor and our company, consistent with Independence Standards Board Standard 1 and engages in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor.

The audit committee takes appropriate action to oversee the independence of the auditor, which includes review and approval of the auditors’ annual audit plan and audit scope including a description of key functions and/or locations to be audited, a general description of each of the non-audit services provided or to be provided and an estimate of audit and non-audit fees and costs for the year and actual versus estimated for the preceding year. The committee ascertains whether resources are reasonably allocated as to risk and exposure and makes any recommendations that might be required to more appropriately allocate the auditors’ efforts.

The audit committee appraises the efficiency and effectiveness of the audit efforts and of financial accounting and reporting systems through scheduled meetings with the auditors and ensures that management places no restrictions on the scope of audits or examinations. The lead audit partner will review with the committee the services the auditor expects to provide and the related fees, as appropriate. In addition, management will provide the committee with periodic updates of any non-audit services that the auditor has been asked to provide or may be asked to provide in the future.

The committee pre-approved all of the services we received from Deloitte and MMR during 2011.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE “FOR” THIS PROPOSAL 2.

PROPOSAL 3

NONBINDING ADVISORY VOTE TO APPROVE
THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 was signed into law. Among other things, the Dodd-Frank Act requires our company to provide shareholders a separate nonbinding advisory vote to approve the compensation of our named executive officers.  The named executive officers are the individuals identified in the Summary Compensation Table on page 27 of this proxy statement.

This proposal gives our shareholders an opportunity to express their views on our executive officer compensation.  Because your vote on this proposal is advisory, it will not be binding upon us or our board of directors.  However, the compensation committee will review the results of the vote carefully and will take the results of its review into account when making future executive officer compensation decisions.

Before you vote on the resolution below, please carefully review the entire “Compensation Discussion and Analysis” beginning on page 18 and the tables, narrative disclosure and footnotes that follow the “Compensation Discussion and Analysis”.  The “Compensation Discussion and Analysis” contains important information about our executive compensation program and philosophy. It also explains how and why the compensation committee made specific decisions about the named executive officers’ compensation for their 2011 performance.

Resolved, that the shareholders of Northern Oil and Gas, Inc. hereby approve, on an advisory basis, the compensation of the named executive officers in the Compensation Discussion and Analysis, the compensation tables, and the other related tables and disclosure as disclosed in this proxy statement.

THE BOARD OF DIRECTORS BELIEVES THAT
THE COMPENSATION OF OUR EXECUTIVE OFFICERS IS APPROPRIATE
AND RECOMMENDS A VOTE “FOR” THIS PROPOSAL 3.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Named Executive Officers

This Compensation Discussion and Analysis provides information about the 2011 compensation program for the following named executive officers:

Michael L. Reger	Chief Executive Officer, Chairman of the Board and Director

Ryan R. Gilbertson	President

James R. Sankovitz	Chief Operating Officer

Thomas W. Stoelk	Chief Financial Officer

Chad D. Winter	Former Chief Financial Officer (until December 12, 2011)

Overview

Our compensation committee is responsible for establishing director and executive officer compensation, as well as policies and programs to insure that they are consistent with our compensation philosophy and corporate governance guidelines.  The compensation committee is authorized to make plan awards to our employees to recognize individual and company-wide achievements as the committee deems appropriate.  Our compensation committee has annually reviewed and approved base salary and incentive compensation levels, employment agreements and benefits of executive officers and other key employees.

We have implemented a compensation program that is designed to reward our management for maximizing shareholder value and ensuring the long-term stability of our company. Our compensation program is intended to reward individual accomplishments, team success and corporate results. It also recognizes the varying responsibilities and contributions of each employee and is intended to foster an ownership mentality among our management team.

During 2011, our company made significant financial and operating achievements, which the compensation committee believes warranted significant rewards to our named executive officers.  Our 2011 achievements included:

•	117% production growth compared to 2010;
•	198% proved reserve growth compared to year-end 2010;
•	Participated in the completion of 354 gross (32.3 net) wells, with a 100% success rate in the Bakken and Three Forks plays, more than doubling our net producing wells compared to year-end 2010;
•	Transitioned to Deloitte & Touche LLP as our independent auditors;
•	Added access to capital through an expansion of our revolving credit facility;
•	Continued expansion of our activities in the Williston Basin by growing production, proving up acreage and acquiring additional acreage;
•	Entered into additional derivative contracts for 2012 and 2013 to hedge our commodity price risk;
•	Added two new independent directors to improve our corporate governance;
•	Targeted additions to our internal team, including a highly experienced chief financial officer and a reserve engineer; and
•	Implemented systems and procedures to strengthen our internal controls.

Historically, year-end compensation decisions for our executive officers have been made primarily using a post hoc process where the compensation committee reviewed company and individual performance at the end of the year, and then made decisions regarding year-end annual bonuses and long-term incentive awards.  The compensation committee used this methodology in 2011, as described in more detail below under “2011 Bonuses” and “2012 Long-Term Equity Incentives.”  The compensation committee has historically utilized this methodology due to the difficulty of setting meaningful performance goals for an early-stage company experiencing rapid growth in a dynamic business environment.  With the maturing of our company and the business environment in which we operate, the compensation committee believes it is appropriate on a going-forward basis to increase our reliance on pre-determined performance goals in determining executive compensation.  As such, in April 2012, the compensation committee adopted a 2012 annual bonus incentive plan that includes a matrix of performance goals that will be used to determine 2012 year-end bonuses for executive officers.  This plan is described in more detail below under “2012 Bonus Plan.”

In 2011, we held our first stockholder advisory vote on the compensation paid to our named executive officers for 2010, which resulted in approximately 80% of the votes cast approving such compensation.  Our compensation committee evaluated the results of last year’s advisory vote on executive compensation and, given the support expressed by stockholders, did not make any specific changes to our executive compensation program as a result thereof, although it was one of many factors considered in the change to our 2012 compensation program described in the preceding paragraph.

Compensation Consultant

In 2011, the compensation committee engaged BDO Seidman (“BDO”) as an independent consultant to advise the compensation committee on peer group executive compensation practices, and with respect to potential compensation packages for certain management additions the company considered during the year.  In connection with this engagement, the compensation committee selected a group of companies that they consider a “peer group” for executive compensation analysis purposes.  The oil and gas companies that comprise this peer group were selected primarily on the basis of their financial and operating profiles, and/or because they potentially compete with us for executive talent.  The 2011 peer group for these purposes consisted of: Berry Petroleum Company, Bill Barrett Corp., Brigham Exploration Company, Carrizo Oil and Gas, Inc., Forest Oil Corporation, GeoResources, Inc., Gulfport Energy Corp., Kodiak Oil & Gas Corp., Oasis Petroleum Inc., Resolute Energy Corp., Rosetta Resources Inc., SandRidge Energy Inc., and Swift Energy Company. The 2011 peer group differed from the peer group utilized in 2010 primarily due to changes in the financial and operating profiles of both our company and the companies that comprised our prior peer group, as well as our compensation committee’s subjective determination regarding the companies with whom we compete for executive talent.  BDO compiled compensation data for the peer group from a variety of sources, including proxy statements and other public documents.  The compensation committee considered this data in connection with making the 2011 year-end compensation decisions described below.  The data compiled by BDO was also used to inform the compensation committee regarding the compensation of individuals at companies within the peer group having titles similar to certain management additions the company considered during the year.

Role of Executives in Establishing Compensation

The compensation committee makes the final determination of all compensation paid to our named executive officers and is involved in all compensation decisions affecting our executive officers.  However, management also plays a role in the determination of executive compensation levels.  At the end of each year, management provides recommendations to the compensation committee regarding year-end bonus and long-term incentive compensation for all employees.  Management also participates in the discussion of peer companies to be used to benchmark named executive officers’ compensation.  All management recommendations are reviewed and modified as necessary by the compensation committee, and final compensation amounts are ultimately determined by the compensation committee.  The compensation committee meets regularly in executive session without management present.

Compensation Philosophy

To recruit and retain the most qualified and competent individuals as senior executives, we strive to maintain a compensation program that is competitive in our market and with respect to the general profession of our executives.  We remain committed to hiring and retaining qualified, motivated employees at all levels within the organization while ensuring that all forms of compensation are aligned with business needs.  Our compensation program is intended to reward exceptional organizational and individual performance.  Our compensation system is designed to support the successful attainment of our vision, values and business objectives.

The following compensation objectives are considered in setting the compensation components for our senior executives:

•
Attract and retain key executives responsible not only for our continued growth and profitability, but also for ensuring proper corporate governance and carrying out the goals and plans of our company;

•	Motivate management to enhance long-term stockholder value and to align our executives’ interests with those of our stockholders;

•	Correlate a portion of management’s compensation to measurable financial and operating performance;

•	Evaluate and rate performance relative to the existing market conditions during the measurement period; and

•	Set compensation and incentive levels that reflect competitive market practices.

The principal components of our executive compensation program are base salary, annual incentive bonuses and long-term incentive awards. We blend these elements in order to formulate compensation packages which provide competitive pay, reward the achievement of financial, operational and strategic objectives on a short- and long-term basis, and align the interests of our executive officers and other senior personnel with those of our stockholders.

We have traditionally utilized stock incentives as a means to align the interests of our management with the interests of our shareholders and motivate our management to enhance shareholder value.  Stock issuances to-date have been designed to serve as both short-term rewards and long-term incentives.  As a result, each of our named executive officers who have served with the company for at least one year holds a significant number of shares of our outstanding common stock.

Employment Agreements

All employees, including the officers named in the “Summary Compensation” table below, have entered into written employment agreements with our company.  All such agreements provide that year-end cash bonuses are at the discretion of the compensation committee or board of directors, to be determined according to our achievement of performance objectives each year.  Certain provisions of such agreements with our named executive officers are summarized below under “Potential Payments upon Termination or Change in Control.”

Elements of Compensation

The total compensation and benefits program for our executives officers generally consists of a combination of the following components:

•	base salaries;

•	annual bonus incentive plan;

•	discretionary bonuses;

•	long-term equity-based incentive compensation;

•	retirement, health and welfare benefits;

•	perquisites; and

•	severance/change of control arrangements.

Base Salaries

We provide base salaries to compensate our senior executives and other employees for services performed during the fiscal year. This provides a level of financial certainty and stability in an industry with historical volatility and cyclicality. The base salaries are designed to reflect the experience, education, responsibilities and contribution of the individual executive officers. This form of compensation is eligible for annual merit increases, and is initially established for each executive through individual negotiation.  Thereafter, salaries are reviewed annually, based on a number of factors, both quantitative, including detailed organizational and competitive analyses, and qualitative, including the compensation committee’s perception of the executive’s experience, performance and contribution to our business objectives and corporate values.

Effective January 1, 2011, Mr. Reger and Mr. Gilbertson agreed with the compensation committee to not receive any base cash compensation, meaning they are compensated primarily through incentive stock grants, with the exception of potentially receiving a portion of their year-end bonus in cash.  Receiving primarily stock compensation is intended to further align the personal performance and success of Mr. Reger and Mr. Gilbertson with the interests and success of our shareholders.  Also effective January 1, 2011, the compensation committee increased the annual base salaries of Mr. Winter and Mr. Sankovitz from $235,000 for 2010 to $244,000 for 2011, as required by the terms of their employment agreements.  In November 2011, Mr. Sankovitz’s annual base salary was increased to $325,000 for 2012 as a result of his increased management responsibilities in our growing organization and strong individual contributions to our company’s 2011 achievements.  Under his employment agreement, Mr. Stoelk’s initial and current annual base salary is $275,000.

Annual Bonus Incentive Plan

The annual bonus incentive plan provides variable compensation for the achievement of financial and operating performance objectives. It is designed to reward the plan participants, including the named executive officers, who have contributed to the achievement of certain objectives of our company. Under this compensation program, each named executive officer has the opportunity to earn an annual incentive compensation bonus up to a maximum of 200% of base salary.  Typically such bonuses have been paid either entirely in stock, or a combination of cash and stock. For 2012, the compensation committee expects to pay such bonuses entirely in cash.

Discretionary Bonuses

In addition to bonuses under the annual bonus incentive plan discussed above, the compensation committee may also approve the payment of discretionary bonuses in recognition of significant achievements or other factors.  Generally, the maximum discretionary bonus the compensation committee would award in any circumstance would not exceed 100% of base salary.  No such discretionary bonuses were paid to the named executive officers during 2011.

2011 Bonuses

Near the end of 2011, the compensation committee met to consider the performance of our named executive officers and make year-end compensation decisions (except with respect to Mr. Stoelk, who did not join the company until December 2011).  In evaluating the performance of our named executive officers, the committee primarily focused on the accomplishments and overall performance of our company during 2011, as well as the individual contributions of each named executive officer.  The company’s key 2011 financial and operating achievements taken into account by the compensation committee are detailed above under “Overview.”  To further inform the committee in connection with the determination of 2011 bonuses and year-end compensation decisions, the compensation committee reviewed the survey data previously provided by BDO regarding executive compensation within our peer group.

The compensation committee translated its qualitative assessment of our company’s 2011 accomplishments, as described in the preceding paragraph, into year-end bonus amounts on a post hoc basis by evaluating the performance of our named executive officers and their individual contributions to the company’s performance during 2011. As a result of this analysis, on November 7, 2011, the compensation committee approved year-end bonuses for each of Mr. Reger and Mr. Gilbertson consisting of (i) 18,000 restricted shares of common stock, which had a grant date fair value of $485,100, and (ii) $1,455,300 in cash.  The compensation committee also approved a year-end bonus for Mr. Sankovitz consisting of (i) 4,528 restricted shares of common stock, which had a grant date fair value of $122,030, and (ii) $366,000 in cash.  Mr. Winter did not receive a year-end bonus, as a result of his transition out of the Chief Financial Officer role.  The aggregate year-end bonus values awarded to each of Mr. Reger, Mr. Gilbertson and Mr. Sankovitz were based on a multiple of two times annual base salary.  Because Mr. Reger and Mr. Gilbertson do not receive a base salary, for purposes of this calculation the compensation committee used an amount equal to the closing market value on November 7, 2011 of 36,000 shares of our common stock, which is the number of additional shares from their January 2011 long-term incentive award that vested during 2011 compared to the number of shares from such award that are scheduled to vest in each of 2012 and 2013. The number of shares issued to each of Mr. Reger, Mr. Gilbertson and Mr. Sankovitz was calculated by dividing (i) the portion of the total bonus determined to be paid in stock, by (ii) the closing market value of our common stock on the date of grant (November 7, 2011).

2012 Bonus Plan

As noted above under “Overview,” the compensation committee believes it is appropriate on a going-forward basis to increase our reliance on pre-determined performance goals in determining executive compensation, in order to better:

•	motivate management to achieve key shorter-term corporate objectives, and
•	align executives’ interests with our stockholders’ interests

As such, in April 2012, the compensation committee adopted a 2012 annual bonus incentive plan that includes a matrix of performance goals that will be used to determine 2012 year-end bonuses for executive officers.  For 2012, the annual performance goals include metrics related to production, Adjusted EBITDA, acreage position, acreage development, stock performance and specified milestones relating to the successful execution of our business plan, including securing capital and completion of key projects. Achievement of specified threshold, target and maximum goals can result in bonuses of up to 50%, 100% and 200% of base salary, respectively.

Our performance goals will serve as guidelines for our compensation committee to utilize throughout the year to ensure that our goals and targets will ultimately reflect our true performance. The performance goals will be only one factor utilized by our compensation committee, alongside a number of other subjective features, such as extenuating market circumstances and individual performance, when determining actual year-end bonus amounts. Our compensation committee retains the ability to apply discretion to awards based on factors it deems relevant.

Long-Term Equity-Based Incentive Compensation

The purpose of our long-term incentive compensation is to align the interests of our executives with those of our stockholders. Since equity awards may vest and grow in value over time, this component of our compensation plan is designed to provide incentives to reward performance over a sustained period.

Restricted stock awards represent awards of actual shares of our common stock that include vesting provisions which are contingent upon continued employment and occasionally achievement of certain performance objectives. We believe that awards of restricted stock provide a significant incentive for executives to achieve and maintain high levels of performance over multi-year periods, and strengthen the connection between executive and stockholder interests. We believe that restricted shares are a powerful tool for helping us retain executive talent. The higher value of a share of restricted stock in comparison to a stock option allows us to issue fewer total shares in order to arrive at a competitive total long-term incentive award value. Furthermore, we believe that the use of restricted stock reflects competitive practice among other exploration and production companies with whom we compete for executive talent.  The compensation committee typically has determined the size of any long-term equity award in connection with year-end compensation decisions, and has typically used a maximum multiplier of 3.5 times base salary for the grant date fair value of such awards.

2011 Long-Term Equity Incentives

In order to maximize the incentive attributes of the total compensation of our chief executive officer and president, the compensation committee granted 162,000 shares of restricted stock to each of Mr. Reger and Mr. Gilbertson on January 14, 2011, vesting over a period of three years.  The compensation committee determined to utilize a multi-year vesting schedule to create both short term and long term incentive goals and align such vesting with our goal of managing lease expirations over the ensuing years.  As such, 78,000 shares vested in 12 equal monthly installments during 2011, 42,000 shares will vest in 12 equal monthly installments during 2012, and the remaining 42,000 shares will vest in 12 equal monthly installments during 2013.  The additional 36,000 shares scheduled to vest in 2011 (compared to 2012 or 2013) were intended by the compensation committee to be in place of 2011 base salaries for Mr. Reger and Mr. Gilbertson, and these shares had a grant date fair value of $1,007,280.  The remaining portion of each award, consisting of 126,000 restricted shares with a grant date fair value of $3,525,480, was based on a multiple of 3.5 times annual base salary.

On January 14, 2011, the compensation committee also approved long-term incentive awards to Mr. Sankovitz and Mr. Winter.  Mr. Sankovitz received a grant of 50,000 shares of restricted stock, with 1,420 shares vested immediately upon grant and the remaining 48,580 shares scheduled to vest in 35 equal installments of 1,388 shares on the first of every month from February 2011 through December 2013.  This award had a grant date fair value of $1,399,000, which the compensation committee deemed appropriate to reward Mr. Sankovitz for his exceptional contributions and strongly incentivize him to remain with the company long-term.  Mr. Winter received a grant of 30,000 shares of restricted stock, with 845 shares vested immediately upon grant and the remaining 29,155 shares scheduled to vest in 35 equal installments of 833 shares on the first of every month from February 2011 through December 2013.  This award had a grant date fair value of $839,400, which was based on a multiple of approximately 3.5 times annual base salary.

In addition to the foregoing, effective January 14, 2011, we amended our employment agreements with Mr. Reger and Mr. Gilbertson to (i) extend the period of applicability for the non-competition and non-solicitation provisions in the original agreements from one to three years following termination of Mr. Reger’s or Mr. Gilbertson’s employment with our company and (ii) amend and restate the change in control provision under the original agreements to allow for a lump sum of $2.5 million to be paid to Mr. Reger and Mr. Gilbertson in the event of a change in control of our company.  As consideration to Mr. Reger and Mr. Gilbertson in connection with these amendments, the compensation committee approved an additional grant of 150,000 share of our common stock to each executive, with 50,000 shares fully vested upon grant and the remaining 100,000 shares vesting in six equal installments on July 1, 2011, January 1, 2012, July 1, 2012, January 1, 2013, July 1, 2013, and January 1, 2014.  The three year vesting period was selected to provide Mr. Reger and Mr. Gilbertson with a strong incentive to remain employed with our company for the long-term.  The grant date fair value of each such award was $4,197,000.

2012 Long-Term Equity Incentives

On November 7, 2011, in connection with making the year-end compensation decisions described above under “2011 Bonuses,” the compensation committee approved additional long-term incentive awards to each of Mr. Reger, Mr. Gilbertson and Mr. Sankovitz.  Because such awards are intended to serve as long-term incentive awards for 2012 and forward, the grants were made effective as of January 1, 2012.  As described in more detail below, the awards were based on a multiple of 3.5 times 2011 base salaries, which the compensation committee deemed appropriate in light of the significant company achievements during 2011 discussed above under “Overview.”

As a result, on January 1, 2012, Mr. Reger and Mr. Gilbertson each received a grant of 168,000 shares, with 84,000 shares vesting in four equal quarterly installments during 2012, 42,000 shares vesting in four equal quarterly installments during 2013, and the remaining 42,000 shares vesting in four equal quarterly installments during 2014.  The additional 42,000 shares scheduled to vest in 2012 (compared to 2013 or 2014) were intended by the compensation committee to be in place of 2012 base salaries for Mr. Reger and Mr. Gilbertson, and these shares had a value of $1,131,900 (based on our November 7, 2011 closing market price).  The remaining portion of each award, consisting of 126,000 restricted shares with a value of $3,395,700 (based on our November 7, 2011 closing market price), was based on a multiple of 3.5 times deemed 2011 annual base salary of 36,000 shares.

Mr. Sankovitz’s January 1, 2012 grant was for 31,688 shares, vesting in twelve approximately equal quarterly installments during 2012, 2013 and 2014.  This award had a value of $853,992 (based on our November 7, 2011 closing market price), which was based on a multiple of 3.5 times 2011 annual base salary.

Retirement, Health and Welfare Benefits

We offer a variety of retirement, health and welfare programs to all eligible employees.  Under the terms of their employment agreements, the named executive officers are eligible for the same broad-based benefit programs on the same basis as the rest of our employees. Our health and welfare programs include medical, pharmacy, dental and long and short term disability.

We maintain a 401(k) plan for our employees. Under the 401(k) plan, eligible employees may elect to contribute up to 6% of their eligible compensation on a pre-tax basis in accordance with the limitations imposed under the Internal Revenue Code of 1986, as amended, or the Code. We also provide a match contribution equal to 100% of an eligible employee’s deferral contribution, up to 6% of the employee’s earnings up to the maximum amount permitted under the Code.

Perquisites

Additional perquisites paid for named executive officers in 2011 include personal use of company-leased vehicles, 401(k) contributions and personal travel and entertainment expenses.   Maximum combined perquisite dollar limits exist for all named executive officers on an annual basis.   Our costs associated with providing these benefits for named executive officers in 2011 are reflected in the Summary Compensation Table and related disclosures below.

Effective January 1, 2011, tax gross ups were eliminated for all named executive officers.

Severance/Change of Control Arrangements

We have employment agreements in place with each of the named executive officers providing for lump sum severance compensation if the executive’s employment is terminated for a variety of reasons, including a change of control of our company.  We have provided more information about these benefits below under “Potential Payments upon Termination or Change in Control.”

COMPENSATION COMMITTEE REPORT

Compensation Committee Activities

The compensation committee of our board consists of three independent directors.  As the compensation committee, we authorize and evaluate programs and, where appropriate, establish relevant performance criteria to determine management compensation.  Our compensation committee charter grants the compensation committee full authority to review and approve annual base salary and incentive compensation levels, employment agreements and benefits of executive officers and other key employees.  We intend to adopt performance criteria to measure the performance of our executive management and determine the appropriateness of awarding year-end cash bonuses based on performance company performance.

Review of Compensation Discussion and Analysis

The compensation committee has reviewed and discussed the compensation discussion and analysis presented on the preceding pages. Based on its review and discussions, the compensation committee recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement.

The name of each person who serves as a member of our compensation committee is set forth below.

Lisa Meier (Chairperson)	Jack King	Richard Weber

Risks Arising from Compensation Policies and Practices

We have evaluated the risks arising from our company-wide compensation policies and practices and do not believe that such risks are reasonably likely to have a material adverse effect on our company.

Summary Compensation Table

The table below shows compensation for our named executive officers for services in all capacities to our company during fiscal years 2009, 2010 and 2011. Compensation, as reflected in this table and the tables which follow, is presented on the basis of rules of the SEC and does not, in the case of certain stock-based awards or accruals, necessarily represent the amount of compensation realized or which may be realized in the future. For more information regarding our salary policies and executive compensation plans, please review the information under the caption “Compensation Discussion and Analysis.”

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(5)	Total Compensation ($)

Michael L. Reger	2009	285,000	570,000	1,455,000		–	50,186	2,360,186
Chief Executive Officer and Chairman of the Board	2010	330,000	–	4,312,499		–	84,973	4,727,472
	2011	–	1,455,300	9,214,860	(6)	–	116,625	10,786,785

Ryan R. Gilbertson	2009	285,000	570,000	1,455,000		–	58,782	2,368,782
President	2010	330,000	–	4,312,499		–	71,405	4,713.904
	2011	–	1,455,300	9,214,860	(7)	–	135,803	10,805,963

Chad D. Winter	2009	155,000	–	441,750		–	34,478	631,228
Former Chief Financial Officer	2010	235,000	–	3,792,502		–	47,502	4,075,004
	2011	244,000	–	839,400	(8)	–	41,961	1,125,361

James R. Sankovitz	2009	155,000	–	441,750		–	39,613	636,363
Chief Operating Officer	2010	235,000	–	4,027,514		–	66,723	4,329,237
	2011	244,000	366,000	1,521,030	(9)	–	99,965	2,230,995

Thomas W. Stoelk	2011	15,625	–	239,800	(10)	–	1,250	256,675
Chief Financial Officer
__________________

(1)	Mr. Stoelk joined our company on December 12, 2011 and replaced Mr. Winter as Chief Financial Officer.

(2)
Effective January 1, 2011, Messrs. Reger and Gilbertson agreed with the compensation committee to not receive any base cash compensation, instead being compensated primarily through incentive stock grants in order to strongly align their interests with the interests and success of our shareholders.

(3)	The Bonus amounts reported for 2011 for Messrs. Reger, Gilbertson and Sankovitz represent the portions of 2011 year-end bonuses that were paid in cash.

(4)
Valuation of awards based on the grant date fair value of those awards computed in accordance with FASB ASC Topic 718 utilizing assumptions discussed in note 8 to our financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K for fiscal year 2011.

(5)	The All Other Compensation amounts reported for 2011 consist of the following:

Form of All Other Compensation	Michael L. Reger	Ryan R. Gilbertson	Chad D. Winter	James R. Sankovitz	Thomas W. Stoelk
Personal use of company-leased vehicles ($)	13,016	12,963	5,976	16,730	–
Vehicle allowance ($)	–	–	–	–	1,250
401(k) contributions by the Company ($)	33,000	33,000	33,000	33,000	–
Personal travel and entertainment expenses ($)	77,671	89,840	2,985	50,235	–
Total ($)	123,687	135,803	41,961	99,965	1,250

(6)	The Stock Awards amount reported for Mr. Reger in 2011 consists of the following:

		Shares
Purpose	Grant Date	Fully Vested upon Grant	Restricted upon Grant	Vesting Period	Grant Date Fair Value ($)
Consideration for amendment to employment agreement	1/14/2011	50,000	100,000	Three years	4,197,000
Long-term incentive stock grant	1/14/2011	6,500	155,500	Three years	4,532,760
2011 year-end bonus	11/7/2011	–	18,000	One year	485,100

(7)	The Stock Awards amount reported for Mr. Gilbertson in 2011 consists of the following:

		Shares
Purpose	Grant Date	Fully Vested upon Grant	Restricted upon Grant	Vesting Period	Grant Date Fair Value ($)
Consideration for amendment to employment agreement	1/14/2011	50,000	100,000	Three years	4,197,000
Long-term incentive stock grant	1/14/2011	6,500	155,500	Three years	4,532,760
2011 year-end bonus	11/7/2011	–	18,000	One year	485,100

(8)	The Stock Awards amount reported for Mr. Winter in 2011 consists of the following:

		Shares
Purpose	Grant Date	Fully Vested upon Grant	Restricted upon Grant	Vesting Period	Grant Date Fair Value ($)
Long-term incentive stock grant	1/14/2011	845	29,155	Three years	839,400

(9)	The Stock Awards amount reported for Mr. Sankovitz in 2011 consists of the following:

		Shares
Purpose	Grant Date	Fully Vested upon Grant	Restricted upon Grant	Vesting Period	Grant Date Fair Value ($)
Long-term incentive stock grant	1/14/2011	1,420	48,580	Three years	1,399,000
2011 year-end bonus	11/7/2011	–	4,528	One year	122,030

(10)	The Stock Awards amount reported for Mr. Stoelk in 2011 consists of the following:

		Shares
Purpose	Grant Date	Fully Vested upon Grant	Restricted upon Grant	Vesting Period	Grant Date Fair Value ($)
Initial award under employment agreement	12/12/2011	–	10,000	Two years	239,800

Grants of Plan-Based Awards

The following table sets forth grants of plan-based awards during the year ended December 31, 2011, which consisted solely of grants of common stock and restricted common stock. All grants were made pursuant to the 2009 Amended and Restated Equity Incentive Plan.

Name	Grant Date	Compensation Committee Approval Date	Number of Shares of Common Stock	Grant Date Fair Value of Stock Awards ($)
Michael L. Reger	1/14/2011	1/14/2011	150,000	4,197,000
	1/14/2011	1/14/2011	162,000	4,532,760
	11/07/2011	11/07/2011	18,000	485,100
Ryan R. Gilbertson	1/14/2011	1/14/2011	150,000	4,197,000
	1/14/2011	1/14/2011	162,000	4,532,760
	11/07/2011	11/07/2011	18,000	485,100
Chad D. Winter	1/14/2011	1/14/2011	30,000	839,400
James R. Sankovitz	1/14/2011	1/14/2011	50,000	1,399,000
	11/07/2011	11/07/2011	4,528	122,030
Thomas W. Stoelk	12/12/2011	11/07/2011	10,000	239,800

Outstanding Equity Awards

The following table sets forth the outstanding equity awards to our named executive officers as of December 31, 2011.

	Stock Awards
Name	Number of Shares That Had Not Vested		Market Value of Shares That Had Not Vested(1)
Michael L. Reger	338,455	(2)	$8,116,151
Ryan R. Gilbertson	338,455	(3)	$8,116,151
Chad D. Winter	173,117	(4)	$4,151,346
James R. Sankovitz	190,965	(5)	$4,579,341
Thomas W. Stoelk	10,000	(6)	$239,800
____________________

(1)	The values in this column are based on the $23.98 closing price of our common stock on the NYSE AMEX Equities Market on December 30, 2011, the last trading day of 2011.

(2)
Consists of (i) restricted common stock granted to Mr. Reger on March 17, 2010, 15,625 shares of which will vest on January 1, 2012, April 1, 2012, July 1, 2012, October 1, 2012 and January 1, 2013 and 18,750 shares of which will vest on April 1, 2013, July 1, 2013, October 1, 2013 and January 1, 2014, (ii) restricted stock granted to Mr. Reger on January 14, 2011, 3,500 shares of which will vest on the first day of each month from January 2012 through December 2013, (iii) restricted stock granted to Mr. Reger on January 14, 2011, 16,666 shares of which will vest on January 1, 2012, July 1, 2012, January 1, 2013, July 1, 2013 and January 1, 2014, and (iv) restricted stock granted to Mr. Reger on November 7, 2011, 4,500 shares of which will vest on January 1, 2012, April 1, 2012, July 1, 2012 and October 1, 2012.

(3)
Consists of (i) restricted common stock granted to Mr. Gilbertson on March 17, 2010, 15,625 shares of which will vest on January 1, 2012, April 1, 2012, July 1, 2012, October 1, 2012 and January 1, 2013 and 18,750 shares of which will vest on April 1, 2013, July 1, 2013, October 1, 2013 and January 1, 2014, (ii) restricted stock granted to Mr. Gilbertson on January 14, 2011, 3,500 shares of which will vest on the first day of each month from January 2012 through December 2013, (iii) restricted stock granted to Mr. Gilbertson on January 14, 2011, 16,666 shares of which will vest on January 1, 2012, July 1, 2012, January 1, 2013, July 1, 2013 and January 1, 2014, and (iv) restricted stock granted to Mr. Gilbertson on November 7, 2011, 4,500 shares of which will vest on January 1, 2012, April 1, 2012, July 1, 2012 and October 1, 2012.

(4)
Consists of (i) restricted common stock granted to Mr. Winter on March 17, 2010, 15,625 shares of which will vest on January 1, 2013, April 1, 2013, July 1, 2013, October 1, 2013 and January 1, 2014 and 18,750 shares of which will vest on April 1, 2014, July 1, 2014, October 1, 2014 and January 1, 2015, and (ii) restricted common stock granted to Mr. Winter on January 14, 2011, 833 shares of which will vest on the first day of each month from January 2013 through December 2014.

(5)
Consists of (i) restricted common stock granted to Mr. Sankovitz on March 17, 2010, 15,625 shares of which will vest on January 1, 2012, April 1, 2012, July 1, 2012, October 1, 2012 and January 1, 2013 and 18,750 shares of which will vest on April 1, 2013, July 1, 2013, October 1, 2013 and January 1, 2014, (ii) restricted stock granted to Mr. Sankovitz on January 14, 2011, 1,388 shares of which will vest the first day of each month from January 2012 through December 2013, and (iii) restricted stock granted to Mr. Sankovitz on November 7, 2011, 1,132 shares of which will vest on January 1, 2012, April 1, 2012, July 1, 2012 and October 1, 2012.

(6)	Consists of restricted common stock granted to Mr. Stoelk on December 12, 2011, 10,000 shares of which will vest on December 12, 2013.

Option Exercises and Stock Vested

Our named executive officers did not hold or exercise any stock options during the year ended December 31, 2011.  The table below sets forth the number of shares of common stock acquired on vesting by our named executive officers during the year ended December 31, 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Michael L. Reger	254,041	$6,177,538
Ryan R. Gilbertson	254,041	$6,177,538
Chad D. Winter	84,383	$2,015,541
James R. Sankovitz	91,063	$2,174,608
Thomas W. Stoelk	-	$-
______________

(1)	Value based on the closing price of our common stock on the NYSE AMEX Equities Market on each applicable vesting date (or grant date of fully vested common stock).

Defined Benefit Plans

We did not maintain any defined benefit plans during the year ended December 31, 2011.

Potential Payments upon Termination or Change in Control

We have employment agreements with each of our named executive officers.  The agreement with Mr. Reger and the agreement with Mr. Gilbertson were each most recently amended and restated in January 2009, and subsequently amended in January 2011.  The agreement with Mr. Sankovitz was entered into in March 2010 in connection with his promotion to Chief Operating Officer.  The agreement with Mr. Stoelk was entered into in November 2011 in connection with us hiring him as Chief Financial Officer.  The agreement with Mr. Winter was amended and restated in November 2011 in connection with Mr. Stoelk’s hiring and Mr. Winter’s transition to Vice President of Finance.

General Employment Agreement Provisions

The employment agreements entitle the executive officers to each receive an annual base salary as determined by our compensation committee, subject to minimum four percent annual increases for Messrs. Reger, Gilbertson and Sankovitz, and a minimum base salary of $275,000 for Mr. Stoelk.  Since January 2011, Messrs. Reger and Gilbertson have agreed with the compensation committee to forego any cash base salary and receive equity incentive awards in lieu thereof.  All named executive officers are eligible to receive bonus compensation at the discretion of our compensation committee or board of directors based upon meeting or exceeding established performance objectives.  The employment agreements also contain provisions prohibiting our named executive officers from competing with our company or soliciting any employees of our company for a period of three years (in the case of Messrs. Reger and Gilbertson) or one year (in the case of Messrs. Sankovitz, Stoelk and Winter) following termination of their employment in the event such officer terminates his employment with our company.

The employment agreements have a three-year term commencing January 30, 2009 for Messrs.  Reger and Gilbertson and March 25, 2010 for Mr. Sankovitz, which term automatically renews for an additional three-year term each year unless otherwise terminated by either our company or the employee.  Mr. Stoelk’s employment agreement has a four-year term commencing December 12, 2011.  Notwithstanding the specified term, each employee’s employment with our company is entirely “at-will,” meaning that either the employee or our company may terminate such employment relationship at any time for any reason or for no reason at all, subject to the provisions of the then-applicable employment agreements.

Change-in-Control and Similar Provisions

The compensation committee utilized change of control provisions that were previously approved by the Company’s board of directors as part of the Company’s executive employment agreements. These provisions initially were suggested by the Company’s outside legal counsel at the time the Company entered into employment agreements with Mr. Reger and Mr. Gilbertson based on common practices of similarly situated companies, and have been utilized consistently by the Company and the compensation committee since that time.

The employment agreements with our named executive officers (except Mr. Winter) contain change-in-control provisions entitling the employees to certain payments under specified circumstances.  A “change-in-control” is defined as any one or more of the following:

•
The consummation of a reorganization, merger, share exchange, consolidation or similar transaction, or the sale or disposition of all or substantially all of the assets of our company, unless, in any case, the persons beneficially owning the voting securities of our company immediately before that transaction beneficially own, directly or indirectly, immediately after the transaction, at least 75% of the voting securities of our company or any other corporation or other entity resulting from or surviving the transaction in substantially the same proportion as their respective ownership of the voting securities of our company immediately prior to the transaction;

•	Individuals who constitute the incumbent board of directors cease for any reason to constitute at least a majority of the board of directors; or

•	Our shareholders approve a complete liquidation or dissolution of our company.

Upon a change-in-control of our company, the employment agreements of Messrs. Reger, Gilbertson and Sankovitz will immediately cease and such individuals will be entitled to certain specified compensation.

In the event of a change-in-control, upon the earlier to occur of their death or six months following the change-in-control, we must pay (i) each of Messrs. Reger and Gilbertson a lump sum payment equal to $2.5 million, and (ii) Mr. Sankovitz a lump sum payment equal to twice his then-applicable annual salary, in lieu of any and all other benefits and compensation to which they otherwise would be entitled under their employment agreements.  Mr. Stoelk’s agreement provides that, in the event Mr. Stoelk’s employment with the Company is terminated prior to a change-in-control or within 24 months following a change-in-control either by the company without cause or by Mr. Stoelk for good reason, Mr. Stoelk is entitled to a lump sum payment equal to two times his annualized salary and continuation benefits coverage paid by the company for one year. Under their respective employment agreements, each of Messrs. Reger, Gilbertson, Sankovitz and Stoelk are entitled to the pre-payment of the remaining lease term of their company vehicle and use of such vehicle through the remaining lease term of such vehicle, along with a lump sum payment of the estimated insurance premiums for such vehicle through the remaining lease term, upon the applicable triggering event identified above for such executive officer.

In addition to the cash payments referenced above, upon any change-in-control our company or its successor must pay and/or issue (as appropriate) to Mr. Sankovitz that amount of cash and/or that number of shares of our common stock or shares of capital stock or ownership interests of any other entity which he would have been entitled to receive in connection with the change-in-control had he owned an additional 30,000 fully-paid and non-assessable shares of our common stock prior to the change-in-control.

Estimated Payments to Named Executive Officers

The compensation amounts below are estimates of the amounts that would have become payable to each named executive officer employed by our company on December 30, 2011, the last business day of our most recent fiscal year, if his employment had terminated on such date.  The calculations for severance in connection with a change in control assume that the change-in-control and severance both occurred on the last business day of 2011.

Assuming a change-in-control had occurred as of December 30, 2011, Messrs. Reger and Gilbertson each would have been entitled to receive a lump sum cash payment of $2.5 million and Mr. Sankovitz would have been entitled to receive a lump sum cash payment of $488,000.  Assuming Mr. Stoelk’s termination was by the company without cause or by Mr. Stoelk without good reason, he would have been entitled to receive a lump sum cash payment of $550,000 and continuation benefits coverage payments of approximately $24,000. In addition, Messrs. Reger, Gilbertson and Sankovitz each would have been entitled to payment of approximately $25,000 toward their vehicle lease and related insurance.  The restricted stock award agreements covering unvested stock issued to each of our named executive officers also provide that any unvested shares automatically vest upon a change-in-control.  At December 30, 2011, the value of unvested restricted stock held by our named executive officers and vesting upon a change-in-control would have been as follows:  Mr. Reger, $8,116,151; Mr. Gilbertson, $8,116,151; Mr. Sankovitz, $4,579,341; Mr. Stoelk, $239,800; and Mr. Winter, $4,151,346.

Non-Employee Director Compensation

Director compensation elements are designed to:

•	Ensure alignment with long-term shareholder interests;

•	Ensure we can attract and retain outstanding director candidates;

•	Recognize the substantial time commitments necessary to oversee the affairs of our company; and

•	Support the independence of thought and action expected of directors.

Non-employee director compensation levels are reviewed by the compensation committee each year, and resulting recommendations are presented to the full board for approval.  Directors who are also employees receive no additional pay for serving as directors.

Non-employee directors receive compensation consisting of equity in the form of restricted stock and cash for committee service. A significant portion of director compensation is paid in restricted stock to align director compensation with the long-term interests of shareholders. Non-employee directors are also reimbursed for reasonable expenses incurred to attend board meetings or other functions relating to their responsibilities as a director.

The current compensation program for our non-employee directors includes a 10,000 share restricted stock grant, vesting in monthly installments throughout the year.  Annual cash fees for service on our standing committees are as follows:  audit committee chair, $25,000; other audit committee members, $5,000; compensation committee chair, $20,000; other compensation committee members, $5,000; nominating committee chair, $7,500; other nominating committee member, $2,500.

The following table contains compensation information for our non-employee directors for the year ended December 31, 2011.  Our non-employee directors did not receive any cash compensation prior to 2010.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)(3)	Option Awards ($)(4)	Total ($)
Robert Grabb	17,500		237,700	–	255,200
Jack E. King	2,500		237,700	–	240,200
Lisa Meier	95,000	(5)	237,700	–	332,700
Loren J. O’Toole	12,500		237,700	–	250,200
Delos Cy Jamison	–		341,900	–	341,900
Richard Weber	–		341,900	–	341,900
Carter Stewart, Former Director	–		–	–	–
_____________

(1)
Each of the current non-employee directors received a grant of 10,000 shares of restricted common stock, on December 29, 2011. Valuation of awards based on the grant date fair value of those awards computed in accordance with FASB ASC Topic 718 utilizing assumptions discussed in note 8 to our financial statements for the fiscal year ended December 31, 2011.

(2)
Delos Cy Jamison and Richard Weber were each issued 5,000 shares of our fully-vested common stock upon election to the board on August 30, 2011.  The closing price of our common stock on the NYSE AMEX Equities Market on such date was $20.84.

(3)	As of December 31, 2011, each non-employee director serving on our board of directors held 10,000 shares of unvested restricted common stock.

(4)
As of December 31, 2011, Mr. King, Mr. O’Toole and Ms. Meier each held stock options to purchase 96,500, 100,000, and 65,963 shares of common stock, respectively, at an exercise price of $5.18 per share. Mr. Grabb, Mr. Stewart, Mr. Jamison and Mr. Weber held no stock options.

(5)	In addition to the committee fees described above, Ms. Meier received $50,000 for her service as lead independent director during 2011.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes certain information regarding our equity compensation plans, as of December 31, 2011.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders
2006 Incentive Stock Option Plan	262,463	$5.18	–	(1)
2009 Amended and Restated Equity Incentive Plan	–		1,139,118
Equity compensation plans not approved by security holders
None	–		–
Total:	262,463	$5.18	1,139,118
_____________

(1)	In 2011, our board of directors determined that no future grants will be made pursuant to the 2006 Incentive Stock Option Plan.

AUDIT COMMITTEE REPORT

The audit committee of the board is composed of three non-employee directors who meet NYSE Amex independence requirements. Information as to these persons, as well as their duties, is provided under the caption “Our Board of Directors and Committees.” The committee met nine times during 2011 and reviewed a wide range of issues, including the objectivity of the financial reporting process and the adequacy of internal controls.  On March 12, 2012, the committee approved the selection of Deloitte as our independent registered public accounting firm for the year ending December 31, 2012.  In addition, the committee received reports and reviewed matters regarding ethical considerations and business conduct and monitored compliance with laws and regulations. Prior to filing our annual report on Form 10-K, the committee also met with our management and internal auditors and reviewed the current audit activities, plans and results of selected internal audits. The committee also met privately with the internal auditors and with representatives of our independent registered public accounting firm to encourage confidential discussions as to any accounting or auditing matters.

The audit committee has (a) reviewed and discussed with management and our independent registered public accounting firm our audited financial statements for the year ended December 31, 2011; management’s assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm’s evaluation of our internal control over financial reporting; (b) discussed with our independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T; and (c) received the written disclosures and the letter from our independent registered public accounting firm as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and discussed with representatives of our independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011, including all amendments, for filing with the SEC.

The name of each person who serves as a member of our audit committee is set forth below.

Lisa Meier (Chairperson)	Robert Grabb	Richard Weber

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

On November 17, 2009, our audit committee approved the opening of an investment account with Morgan Stanley Smith Barney LLC for management of a portion of our excess cash. This account was managed by Kathleen Gilbertson, a financial advisor with that firm who is the sister of our president and former director, Ryan Gilbertson.  During 2011, we had up to $122.2 million invested in this account at any one time, and Kathleen Gilbertson’s personal interest in 2011 was approximately $19,000.  We closed this account in August 2011.

Except as disclosed above, we had no other transactions since January 1, 2011, and none are currently proposed, of the type requiring disclosure under Item 404(a) of Regulation S-K.

Related Person Transaction Review Policy

In early 2012, our board of directors adopted a written related person transaction approval policy, which we refer to as our related person policy. Subject to the exceptions described below, our related person policy requires our audit committee to review and approve or disapprove of any proposed related person transaction. In reviewing a transaction, our audit committee will consider all relevant facts and circumstances, including (1) whether the terms are fair to the company, (2) whether the transaction is material to the company, (3) the role the related person played in arranging the transaction, (4) the structure of the transaction, (5) the interests of all related persons in the transaction, and (6) whether the transaction has the potential to influence the exercise of business judgment by the related person or others. Our audit committee will not approve or ratify a related person transaction unless it determines that, upon consideration of all relevant information, the transaction is beneficial to our company and the terms of the transaction are fair to our company. It will be our policy that directors interested in a related person transaction will recuse themselves from any vote relating to a related person transaction in which they have an interest. Under our related person policy, a related person includes any of our directors, director nominees, executive officers, any beneficial owner of more than 5% of our common stock and any immediate family member of any of the foregoing. Related person transactions exempt from our policy include (1) compensatory arrangements with our directors and executive officers that are approved by our compensation committee, (2) transactions available to all of our employees or shareholders on the same terms, (3) transactions with another entity if the related person’s interest in the transaction arises only from such person’s position as a director of, and/or beneficial owner of less than 5% in, such entity, (4) transactions with another entity if the related person’s interest in the transaction arises only from such person’s position as a limited partner with less than a 5% interest in such entity, and (5) transactions between us and a related person that, when aggregated with the amount of all other transactions between us and the related person or its affiliates, involve $10,000 or less in a year.

Prior to adoption of our new policy, our audit committee charter and the NYSE Amex company guide required that our audit committee review and approve all material transactions between our company and its directors, officers and 5% or greater shareholders, as well as all material transactions between our company and any relative or affiliate of any of the foregoing.  In reviewing such transactions, the audit committee generally sought to utilize third-party data to assist in evaluating whether the specific terms and provisions of each individual transaction were no less favorable to us than we could obtain from unaffiliated third parties. The audit committee historically has relied upon data from state and federal lease auctions to support the appropriateness of prices paid to any related party in connection with any leasehold acquisition.

NORTHERN OIL AND GAS, INC. FORM 10-K

A copy of our Form 10-K for the year ended December 31, 2011, has been mailed concurrently with this Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting.  We will send a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, or any exhibit thereto, as filed with the Securities and Exchange Commission, to any shareholder without charge, upon written request to Northern Oil and Gas, Inc., 315 Manitoba Ave., Suite 200, Wayzata, Minnesota 55391, Attention: Investor Relations.

SHAREHOLDER PROPOSALS FOR
2013 ANNUAL MEETING

We must receive shareholder proposals intended to be presented at our 2013 Annual Meeting of Shareholders that are requested to be included in the proxy statement for that meeting at our principal executive office no later than December 25, 2012. Any other shareholder proposals intended to be presented, and any nominations of persons for election as directors, at the 2013 Annual Meeting of Shareholders must be received by us at our principal executive office no later than March 1, 2013.

OTHER MATTERS

The board of directors does not know of any other matter that will be presented at the annual meeting other than the proposals discussed in this proxy statement. Under our bylaws, generally no business besides the proposals in this proxy statement may be transacted at the meeting. However, if any other matter properly comes before the meeting, your proxies will act on such matter in their discretion.

By Order of the Board of Directors
/s/ Michael L. Reger
     Michael L. Reger
     Chairman and Chief Executive Officer

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.eproxy.com/nog Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 29, 2012.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 29, 2012.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1. Election of	01 Michael Reger	05 Lisa Meier	■ Vote FOR	■ Vote WITHHELD
directors:	02 Robert Grabb	06 Loren O’Toole	all nominees	from all nominees
	03 Delos Cy Jamison	07 Richard Weber	(except as marked)
04 Jack King

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. To ratify the appointment of Deloitte & Touche LLP as our independent
registered public accounting firm for the fiscal year ending December 31, 2012.           ■   For     ■  Against    ■ Abstain

3. To approve, by a non-binding advisory vote, the compensation paid to our
named executive officers.                                                                                                         ■   For     ■  Against    ■ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.
Address Change? Mark box, sign, and indicate changes below:  ■      Date ______________________________________

   Signature(s) in Box

   Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis- trators, etc., should include title and authority.
   Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Northern Oil and Gas, Inc.

ANNUAL MEETING OF SHAREHOLDERS
May 30, 2012
10:00 a.m.

Graves 601 Hotel
601 1st Ave. N.
Minneapolis, MN 55403

Northern Oil and Gas, Inc.
315 Manitoba Ave. Suite 200
Wayzata, MN 55391                                                                             proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 30, 2012.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Michael L. Reger and Thomas W. Stoelk, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.